Exhibit 99.1

January 31, 2014
Dear Shareholder,
We would like to provide you an update on Cole Credit Property Trust, Inc. (CCPT). As of its most recently filed quarterly financial statements, dated September 30, 2013, CCPT’s portfolio maintained an occupancy rate of 100% and a weighted average remaining lease term of 7.6 years. As of September 30, 2013, the portfolio was well-diversified across 39 properties in 19 states.
The Board of Directors recently convened to determine an estimated value of CCPT’s shares in order to assist retirement plan fiduciaries and IRA trustees/custodians with their annual reporting requirements. The Board unanimously approved an estimated per share value of $6.55, as of December 31, 2013. In determining this value, the Board considered materials prepared by Duff & Phelps, LLC, an independent global valuation advisory and corporate finance consulting firm that specializes in providing real estate valuation services, as well as information provided by CCPT’s advisor.
Pursuant to CCPT’s charter, if CCPT does not list its shares on a national securities exchange on or before February 1, 2016, the Board of Directors is required to either seek stockholder approval of an amendment or extension of this listing deadline, or seek stockholder approval to adopt a plan of liquidation. Accordingly, CCPT’s advisor has begun assisting the Board in gathering information for the purpose of investigating potential liquidity strategies. The Board considered the potential impact of the transaction costs that may be incurred in liquidating CCPT’s portfolio on the net proceeds to be received by CCPT stockholders in a liquidity transaction. The Board determined that, although transaction costs were not reflected in its previous determinations of CCPT’s estimated per share value, it would be appropriate to reflect the potential impact of such costs in the estimated per share value of the Company’s common stock as of December 31, 2013 in light of the aforementioned charter provision and the investigation of potential liquidity strategies.
The estimated share value will be reflected on your statement for January 2014, which you should receive in early February.
Funds from operations in the portfolio remain steady, and CCPT will be maintaining the current annualized distribution rate of 5.00% for the first quarter of 2014, based on the original $10.00 offering price.
We believe that actively managing the portfolio can help maximize risk-adjusted returns. These actions include dispositions, reinvestments and lease extensions, as appropriate. For example, we acquired an AutoZone property, a Dollar General property and a Sunoco property during the first half of 2013; extended two leases with Lowe’s and continued negotiations with various tenants on other lease extensions. Our experienced team of real estate professionals will continue to work to actively manage the portfolio in 2014.
Thank you for your investment in CCPT. If you have any questions, please contact your Financial Advisor or the Cole Client Service team at 866.907.2653.
Sincerely,

Jeff Holland, CFA®
President and Chief Operating Officer

All real estate valuation methodologies depend on a number of judgments and opinions, and the use of different judgments and opinions may have resulted in a different estimate of value. Additionally, as there is no active market for trading CCPT shares, the estimated value may not reflect what shareholders might receive upon selling their shares or upon a listing of CCPT’s shares of common stock on a national securities exchange, a merger of CCPT, or a sale of CCPT’s portfolio. For a description of the methodology considered by our Board, and the limitations of such methodology, please refer to the Current Report on Form 8-K dated January 31, 2014 available at www.colecapital.com or www.sec.gov.
Certain statements in this letter may be considered forward-looking statements that reflect the current views of Cole’s and CCPT’s management with respect to future events. Forward-looking statements about Cole’s and CCPT’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. Cole and CCPT do not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.